Exhibit 99.1

Saia Inc. - Saia - Earning Conference Call Transcript – 10/28/21 10:00 AM ET

Company Participants

Douglas Col - EVP, CFO & Secretary

Frederick Holzgrefe - President, CEO & Director

Conference Call Participants

Amit Mehrotra - Deutsche Bank

Jason Seidl - Cowen and Company

Jonathan Chappell - Evercore ISI

Scott Group - Wolfe Research

Zachary Haggerty - KeyBanc Capital Markets

Thomas Wadewitz - UBS

Jack Atkins - Stephens Inc.

Kenneth Hoexter - Bank of America

Jordan Alliger - Goldman Sachs

Allison Poliniak - Wells Fargo

Stephanie Moore - Truist

Bruce Chan - Stifel Financial Corp.

Operator

Good day, and welcome to the Saia Third Quarter 2021 Earnings Call. Today's conference is being recorded.

At this time, I would like to turn the conference over to Doug Col. Please go ahead, sir.

Douglas Col

Thanks, Todd. Good morning, everyone. Welcome to Saia's third quarter 2021 conference call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe. Before we begin, you should know that during the call, we may make certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially.

We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ. Also, in the third quarter, we recorded a $4.3 million gain from the sale of a terminal. When we discuss adjusted operating ratio or adjusted diluted earnings per share in our comments, it refers to adjusted results that exclude the gain from that sale. See our press release announcing third quarter results for a reconciliation of non-GAAP financial measures. That press release is available on the Financial Releases page of Saia's Investor Relations website as well.

I will now turn the call over to Fritz for some opening comments.

Frederick Holzgrefe

Good morning and thank you for joining us to discuss Saia's third quarter results. I am pleased to report that we continue to have record results across the board in 2021. Our revenue during the third quarter is a record $616 million, surpassing last year's revenue by 28%. Operating income also grew by 92% to a record $106 million, and our record 82.8% operating ratio in the quarter marked the fifth consecutive quarter where our OR was sub-90. Our adjusted operating ratio for the quarter is 83.5%, and this is the single best OR reported for a quarter in our company's long history.

The quarter was marked by consistent levels of demands from our shipper customers as we have all worked through the supply challenges and tight labor markets that persist. Our operations group continues to provide excellent service and with a 3.2% increase in shipments per workday in the quarter, we still posted a 98.1% on-time delivery standard in the third quarter. Dock productivity continues to face a bit of a headwind just based on the number of new associates, still in various stages of continuous training across the company. However, even as we on-boarded new employees and expanded our footprint, our team was still able to maintain a cargo claims ratio of 0.63%, flat with last year and among the best in the industry.

Our focus on pricing remains a key pillar of the improving profitability results we've been able to achieve again this year. Our LTL revenue per hundredweight increased 14.9% in the quarter. This measure of pricing is aided somewhat by our length of haul, which increased by 2.5%, but offset by an 8.6% increase in weight per shipment this quarter. The overall improvement in yield is driven by continuing to provide great quality and service for our customers and our market-based approach to pricing across not only base rate but accessorial charges as well.

Strong yield gains and the accompanying improvements in freight mix enabled us to increase our revenue per shipment by 24.8%, including fuel surcharge to a record $299 per shipment. I cannot overestimate the importance of managing the freight mix for an LTL carrier. Cube, density, length of haul and special handling charges or accessorials, are all important factors to consider in our business. These factors have implications not only for pricing but for optimal capacity utilization as well. Our performance in Q3 reflects our continuing ability to improve not only pricing, but also our mix of business.

With that said, I will turn the call over to Doug for a review of the third quarter financial results.

Douglas Col

Thanks, Fritz. Third quarter revenue increased by $134.8 million to $616.2 million, a 28% increase from the prior year. The components of the revenue growth in the quarter were as follows: tonnage grew 11% this quarter, combination of 2.3% shipment growth and an 8.6% increase in our average weight per shipment; yield, excluding fuel surcharge, improved by 10.2%; fuel surcharge revenue increased by 72% and was 13.9% of total revenue compared to 10.4% a year ago.

Moving now to some key expense items in the quarter. Salaries, wages and benefits increased by 9.9%, driven by wage increases across our driver and dock workforce as well as the hiring and referral bonuses that were paid in the quarter to attract new employees. Additionally, our January and August wage increases of approximately 3.5% and 4.7%, respectively, contributed to this increase on a year-over-year basis. Purchase transportation costs increased 80.2% compared to the third quarter last year and were 11.7% of total revenue compared to 8.3% in the third quarter last year. Truck and rail PT miles combined were 19.7% of our total line haul miles in the quarter compared to 14.3% in the third quarter of 2020.

Fuel expense increased by 49.2% in the quarter, while company miles increased 3.9% year-over-year. The increase in fuel expense was a result of national average diesel prices that continued to rise after their pandemic related drop in the prior period with third quarter prices rising 38% compared to the prior year. Claims and insurance expense increased by 30% in the quarter, reflecting increased frequency and accident severity in that expense line and higher premium costs versus the prior year.

For perspective, the $3.6 million expense increase compared to the prior year would have been $2.7 million, if not for the premium increases. Also to illustrate the volatility in this expense line, I would note that claims and insurance expense was down 10.4% or $1.8 million sequentially from the second quarter. Depreciation expense of $35.7 million in the quarter was 4.4% higher year-over-year. This is a continuation of the trend we've seen over the past few years as we've grown our terminal network, invested in equipment to lower the age of the fleet and made meaningful investments in technology.

Total operating expenses increased by 19.7% in the quarter and with the year-over-year revenue increase of 28%, our operating ratio improved 570 basis points from a year ago to 82.8%. As we mentioned earlier, adjusting our results to exclude the impact of a $4.3 million real estate gain, our adjusted OR is 83.5%, a record for the company. Our tax rate for the third quarter was 24.3% compared to 23.7% last year, and our diluted earnings per share were $2.98 compared to $1.56 last year. Adjusted diluted earnings per share in the third quarter are $2.86.

We anticipate an effective tax rate of approximately 24% for the remainder of the year. For the first nine months of 2021, we've made capital investments totaling $154.9 million. Capital expenditures on equipment in the first nine months were below our forecast as some of our suppliers are seeing delays in component shipments and production has been behind schedule all year. We have a number of real estate projects in the pipeline in the current quarter, and we still expect full year 2021 capital expenditures will be about approximately $275 million. Our balance sheet remains strong with $121.7 million cash on hand and more than $300 million of availability through our revolving credit facility and additional outside borrowing sources.

I'll now turn the call back over to Fritz for some closing comments.

Frederick Holzgrefe

Thanks, Doug. Along with the solid financial results produced by the team this quarter, I am particularly pleased with our execution around new terminal openings. In late September, we opened a new terminal in Fredericksburg, Virginia, our fourth in the state and our third terminal opening of the year. Additionally, in October, we opened terminals near New Haven, Connecticut and Youngstown, Ohio. These new terminals allow us to provide our customers with more direct shipping points. As we get closer to our customers, we're in a position to offer differentiated service. We plan to open two additional terminals before the end of the year for a total of seven new openings in 2021. That would put us at 176 terminals compared to 169 at the end of 2020. We look forward to 2022. Our plan calls for 10 to 15 new terminal openings next year, and we also target several relocations of existing terminals into larger or better-positioned facilities as well.

In order to support our pace of openings, our Human Resources group is continuously recruiting and onboarding the talent that is required to open and operate these terminals. We're expanding our driver academy program to more locations in the coming year and are also partnering with driver schools and technical colleges in select markets to increase our candidate pipeline. We continue to stick to our playbook in terms of growth. Our organic growth strategy that kicked off in 2017 has changed the footprint and profile of the company.

Our investments in people and technology have been an important catalyst for this successful strategy and will serve as the backbone for our continued growth. With each new terminal opening, we get closer to our customer base and in doing so we give the customer the opportunity to choose our value proposition, which is appealing to new customers, as well as existing customers familiar with our quality. We continue to position our real estate pipeline for multiyear growth. At the same time, our current operational execution and financial performance will allow us to fund these investments from operating cash flow.

With that said, we're now ready to open the line for questions, operator.

Operator

[Operator Instructions]. Our first question from Amit Mehrotra with Deutsche Bank.

Amit Mehrotra

Congrats on the good results, guys. Fritz, the $300 or so in revenue per bill, is that a new baseline for the company? I know it's been a real focus for you guys. Can you talk about if you're seeing that number trending? How you're seeing that number trending over the next few quarters? And what you're doing to drive that in terms of either pricing action or maybe addressing things like minimum charges or things like that as well.

Frederick Holzgrefe

So Amit, I mean, this is a continuing opportunity for us. We're not stopping at $299. I mean there's a runway here. And, I think if you benchmark us against other sort of national best-in-class carriers, you see the opportunity still is out there. Do we have initiatives around this? Absolutely. I mean as we continue to better understand the impact of freight in our network and what it does to our capacities and what the market availability of pricing is, we're going to continue to push that. It could be excessive length. It could be minimum charge shipments. It could be complex deliveries, could be any number of things. But the one thing that's clear is that the underlying business is inflationary.

With that said, we're making big investments in our business, and we're doing a great job for our customers. So what that means is that, in our view, that we've got to continue to push the pricing opportunity because it's still there. We're excited about the progress we made in the third quarter, but I can tell you, we're not done. There's more work to be done, and our team is very, very focused on that initiative continuing. So I don't expect us to let up. This is becoming more and more of our business process to be continuously looking at our mix opportunity and the pricing opportunity.

Amit Mehrotra

Okay. That's helpful. And then, Doug, what's the right expectation for OR in the fourth quarter? I know it typically deteriorates 150 to 100 basis points sequentially. Can you speak to the expectation there? And then just related to that, Fritz, obviously, you're going to see something like 400 basis points of margin expansion this year or in that range, which is obviously incredible. What's the right expectation for next year? Is it still kind of that 150 to 200 bps range that you talked about, could it be even better given the density benefits in the new terminals? Just talk about what the right expectation there is for next year as well?

Douglas Col

Amit, yes, I'll take the first part. So yes, I think 150 basis points into Q4 is probably still the right way to think about the deterioration. I mean we've got three less working days in the period. A couple of the working days you have around the holidays, they're light revenue days because some businesses have a little different holiday schedule. And then you do get the normal kind of November to December freight and shipments per day. So those factors are all still there. So I think around 150 basis points, which has been the historic, is a good way to think about Q4.

Frederick Holzgrefe

Yes. And Amit, to think about the future around this. We've always said that the range of this business is 150 to 200 basis point sort of improvement year-on-year. And I think in the environment that we're in right now, I think there's certainly opportunity for us to push that to the top end of the range and even above that potentially. One of the things I think that we have successfully done since 2007, we steadily got better at the efficiency around how we do terminal openings and how we scale those openings.

So I don't view that the 10 to 15 that we open next year is a drag. That's work we're going to do. We're going to get it done. I think that will be baked into that number as well, in that sort of margin range into next year as well as any relocations we do, which will be an important part of the story as well over time. We feel like in the environment that we're in, as long as it continues, with favorable economic conditions, certainly, that range is clearly in play, and I think the top end of that range is within our reach.

Operator

We'll take our next question from Jason Seidl of Cowen.

Jason Seidl

Thank you, operator. I wanted to talk a little bit more about the ancillary charges that you guys have been putting on. How should we look at that in terms of what's the opportunity for '22? Is there further penetration to go of putting on these charges? And then how should we think about maybe a year-over-year increase versus your expected year-over-year increase in pricing?

Douglas Col

Yes. Jason, I think one way to look at it, I mean, if you look at our revenue per bill improvement year-over-year in the third quarter, somewhere around 20% of it is a good estimate of what the impact of the accessorial improvements was. And like Fritz said, I mean, we think there's a long runway to go there, in some cases, just to be at market. And I would consider some of the work we're doing now as early stages work. A charge you may have waived for a customer in the past to get your foot in the door to do some business, it's not the market these days. And so this year, in the conversation, it might have been, hey, we're going to put this charge on. We can't waive it any longer. And then next year, the conversation is, well now, hey, the market's up here for that charge, we need to raise the charge and get to that ballpark. So I think we're in the early stages there. And like Fritz said, I mean, they're all so impactful.

The other thing, kind of on Amit's question as well, looking into next year, we use contractual renewals as kind of a basis for our outlook. And our contractual renewals accelerated from Q2 to Q3. So year-over-year, our contractual renewals in the third quarter were up 14.3%. And so, again, you can't bake that into your model as pure yield improvement, but it is an indication that the shipper expects this tightness to continue and the supply chain challenges to persist, and we're able to price to compensate for that.

Jason Seidl

That's good color. You said you have a long runway. Where would you say you are as a percent of penetration to your customer base in terms of being at market for accessorials?

Frederick Holzgrefe

I don't know that I have a great metric for that, Jason, but what I would guide you to or point you to is you can take the other public carriers, and you kind of lay our operating statistics, length of haul, weight per shipment against some of those folks. And you look at where we are on a revenue per shipment basis and where they are and where they will be reporting or have reported, we look at that as the opportunity to close a gap, right?

But I think that what's important there is that if you're providing best-in-class service over time, you ought to be at a premium to some of those, right? So, I think it's really important to emphasize that we don't view this as kind of a stagnant, “Let's go get the target.” It's more of -- all right, we're going to close the gap, but we've got to keep pushing this because we do too good a job, this is too expensive a business to not get paid.

Jason Seidl

That's great color. And just going back to the demand side, I mean, it seems like it's still fairly robust out there. What are your customers telling you to expect in '22?

Frederick Holzgrefe

I think that broadly, I think they see this supply chain disruption carrying into next year. I think they also see that there's a fair amount of stimulus in the economy now. So you would expect to see sort of the economic environment to stay positive and well over the year as well. To the extent that there is further stimulus or spending maybe that makes it a bit inflationary, but I think we see and what we're hearing is that this continues well into next year.

Operator

We'll take our next question from Jon Chappell with Evercore ISI.

Jonathan Chappell

Doug, in your last question you said that contract renewals in 3Q up 14.3%. I think in the last quarter, you said 9%. So, obviously, there we're seeing a lot of momentum. Is there any way to gauge where you are in the overall book of business as you've gone through these renewals? So if we think about this momentum being maintained, is there further acceleration in 4Q in the first part of next year?

Douglas Col

I mean it's hard to say. I think Q2, I think, was up 10.6% and like I said, 14.3% this quarter. I mean, there's no kind of narrow window that we look at as bid season. The contracts kind of renew ratably through the year. We're seeing cost inflation in the business, even accounts that are receiving increases this year are likely to have to face them again next year, just based on some of the cost pressures we see depending on where the market's at and how the business operates for us.

It's been a pretty consistent path we've been on to approach customers for rate increases when we're simply just not earning the proper return. So I don't know that it accelerates from here, but I do think that we've already seen some announcements about GRIs early in next year, and this is pretty early for folks to be forecasting their GRI or letting the customers know that's coming. So it feels like more of the same should be expected, at least for the first half next year.

Jonathan Chappell

Okay. Great. And then, Fritz, you touched on something really important. So you've grown the terminal base by a little bit less than 5% this year. Next year, you're hoping for 10% to 15%, which would be basically double that pace on a percentage basis. But you noted that you've kind of got into that scale now where start-up costs associated with bringing these terminals online is a little bit less relevant. Can you speak a little bit to the margin impact when you're talking about land, equipment, hiring people aggressively, do you think you can bring 8% terminal growth on next year with kind of limited overall impact on the margin improvements you've made?

Frederick Holzgrefe

Yes, we think we can. We're at the stage right now where we're adding terminals now. We're moving closer to our customer, or moving to markets that we were attempting to reach with long stem times. So you kind of have a little bit of a built-in cost savings as you move closer to the customer in that regard. And you're also in a position, it's a little bit easier to, modestly easier, to recruit.

So as an example, we always cite the Atlanta example, when you open those facilities, you're avoiding much of Atlanta traffic, but then you're also putting facilities in markets where it's a little bit easier to recruit, so you can staff those. We understand we've got an operating playbook that we use to initiate start hiring, training, get the technology in place and get the flag planted at the new facility that we can move pretty quickly with that. The infrastructure that we needed to build regions out for us, when we first started as an example in Northeast, that's already there. And so, we don't see us having to add corporate overheads to this. So the big additions aren't there. So now it comes down to terminal operations, and you can staff those, get those up to speed. In some cases, in my Atlanta example, you actually generate a cost savings. So that helps you fund through this. When we look at it, we don't see a drag related to openings or re-openings, this is part of the challenge. And I think one of the things by doing this all organically, we understand how to pick the pace up, slow the pace down and do that in a way that's not disruptive to our own operation.

Customers that know us already, they've got improved service when we open a new facility. So that's an easy switch in those cases. When we look more broadly across our whole network, we typically don't say much about our region profile. But the reality is that the Northeast, which we opened several years ago, started at '17, that operates just like the rest of the company now. So for us, you're dropping dots in on the map around facilities and infrastructure we already have. So we feel pretty good about not creating a drag with these openings.

Operator

Our next question comes from Scott Group of Wolfe Research.

Scott Group

I don't know if I missed this, but can you give us the shipment and tonnage numbers for September, October? And just as we think about the terminal growth next year, any way to think about door count growth and if that's maybe a better way to think about the potential for volume growth next year?

Douglas Col

Sure. Scott, September shipments per workday were up 1.6% and the tonnage was up 10.6%. And then so far, in October, shipments per day are up about 1% and tonnage is up in the 9% to 10% range.

Scott Group

And the door count growth?

Douglas Col

Yes, in terms of the door count, I mean, 15 openings on the base of what we think will be 176 at year-end is 8%, 8.5%, I guess. I think door count in the range of 8% to 10% is probably right. When you think about some of the work we'll also have going on in the year with relocations. So just like we do every year, we've got some terminals where we move out into something bigger. So probably 8% to 10% on a door count basis is the right way to think about it.

Frederick Holzgrefe

One thing, Scott, to think about with the door count. We're making those investments, that's just not for next year's volumes. That we should be able to grow into that, right, over time.

Scott Group

Yes. Got it. And then, Fritz, you made a comment that we can't underestimate or overestimate the importance of mix and utilization. So maybe just talk about that and where you are, what the opportunity is? And maybe just along those lines, weight per shipment's been a nice tailwind this year. If you think that there's further room to go on weight per shipment?

Frederick Holzgrefe

Yes. So one of the things that we are continuously studying, Scott, is what the freight impact is on our network. So if we have a category of freight, say it's excessive length, that could be difficult to handle. That can take up a fair amount of capacity, and you've got to manage that. So for us, it's really important that we identify those, that sort of category of freight, make sure we charge for it. Some of it, we may want to keep. But at the same time, we absolutely need to get paid for the capacity that we're providing with that.

So as we analyze different segments of the business, that's an area that we'll take action or we are taking action on, simply because that utilizes a fair amount of capacity and if it does, it better generate a fair return in relation to that capacity. So those sorts of things you heard us in the quarters past, we talked a lot about minimum charge shipments, we've talked about limited access or delivery sort of shipments.

All of those are adding complexity to your business and your cost structure. So you either get paid or you decide you're not going to be in that part of the market. So that would be a mix change. You exit that. And we're comfortable doing it. And that's part of the kind of ongoing focus on pricing and analytics and making sure we understand what the impact of the freight is on our network and our capacities, particularly in this environment, it's the best time to make sure that you're managing both.

Scott Group

I'm sorry, you just said the weight per shipment?

Frederick Holzgrefe

Pardon?

Scott Group

Just your thoughts on weight per shipment going forward into next year?

Frederick Holzgrefe

I think that's reflective of our focus on making sure we got the right mix of business, right? So that's targeting parts of the available market that we feel like we can handle the best and that we can generate the best returns so you see that with our mix of business trends. I think that, that probably continues into next year. The world changes, certainly, that could change. But I think right now, I think that's our focus. That's a mix of business focus.

Operator

We'll take our next question from Tom Wadewitz with UBS.

Thomas Wadewitz

Wanted to, I guess, continue a little bit on that kind of theme of the weight per shipment versus shipments. How do you think about the use of capacity? Do you think about that like door capacity or terminal capacity, is that driven more by your shipments or do you think of that more driven by weight? And I guess, the reason I ask is you're seeing really strong tonnage growth, but the shipment growth is more muted, and then you're adding significant capacity. So I wonder if the kind of capacity add versus shipments, that's a fairly wide gap. Is that the right way to look at it and it's just kind of opening up more future capacity or do you look at terminal utilization more by the tonnage that goes through than the shipments?

Douglas Col

Yes. Probably, in our view, we look at it probably more so on a tonnage basis, especially in our line haul network at night. I'd say for us, it's probably the same across the docks, too. I mean, I think when we're thinking about door pressure, we think about tonnage through the doors. So yes, I mean, our capacity additions, both across the fleet and across the terminal network are really preparing us for continued tonnage growth.

Thomas Wadewitz

Yes. Okay. All right. I know it's a nuanced question, but I appreciate that. On the labor side, you don't sound like you're being constrained on labor, I guess, some of the comments on location of terminals seems constructive in terms of maybe it's easier to get labor. But can you give us a little more sense of how you're doing in the labor market? And is that a constraint at all on your growth? Certainly something we're hearing from other transports that it is a constraint.

Frederick Holzgrefe

Just to underscore, it's challenging, right? So I offered the new facilities that essentially introduces you to new labor markets, so that's an incremental benefit. But by no means is it not a challenge. We have referral bonuses, sign-on bonuses, recruiting fairs ongoing across the country. Some markets hotter than others. We've got a TV ad that we've put out that if you really pay attention to it, it's as much about Saia branding, but then it's also about identifying and target marketing around drivers and employees.

So it's a challenged market out there and I think that gets you to the place where it's critical that you really utilize your capacity the best you can. And drivers are an important part of that capacity constraint, right? So you've got to be able to price accordingly because that's a scarce resource, and you need to optimize all resources, and that's an important part of our capacity. So it's challenging. We saw some improvements in hiring here in the last couple of quarters as we've doubled down on some focus and referral bonuses and things, but that's a continuing challenge for sure.

Thomas Wadewitz

Is that limiting your growth or not really?

Frederick Holzgrefe

In some places, I think it does limit our growth, but what it comes down to is that we have to identify what business we can serve and what we can serve well for our customers. So in that case, it's a focus on building density, making sure you've got the right route structures. You're not taking a scarce driver and have them try to serve a customer 100 miles from a terminal. You're focusing them into markets where you can best serve them, service the customers. But, then at the same time, best leverage their capabilities and their capacity.

Operator

We'll take our next question from Jack Atkins of Stephens.

Jack Atkins

So Fritz, I guess, as you're thinking about and executing on these kind of larger structural changes in terms of how you guys are thinking about getting paid for the services you're providing, and clearly, it's going very well just looking at your results. How do you incentivize the sales force to go after that incremental dollar, whether it's an accessorial or just making sure you're getting paid for the little things that you're doing to service the customer. Have you guys made changes to your sales force incentive structure to better align how they get paid with how you want to be compensated as a consolidated company?

Frederick Holzgrefe

Yes, absolutely. So our sales force, the measurements that we instituted in this year, if you think about there's two variables, two axis, one through revenue growth, one OR improvement year-over-year. So both of those are targeted to driving revenue and most significantly margin. So yes, that it's a great incentive for them. They participate in the performance of the company. They're a big part of why we've achieved the success that we have. Our operations guys are getting it done, the sales team are getting in front of the customer and they're selling, right? And pointing out to the customer what we're doing for them. And that's been great. The incentive lines up for them, so they participate in the upside and I can tell you, I think from the results, I think it works.

Jack Atkins

Okay. That makes sense. And I guess, going back to something you were saying, Fritz, in your prepared remarks around dock productivity and maybe some headwinds that you've just seen there with all the new hires you've been making. Could you maybe kind of help us think about that a bit more? Would you expect to see some tailwinds from that as you kind of move maybe into next year as those folks get seasoned? And I guess from a bigger picture perspective, kind of revisiting the technology theme that I think was on everyone's mind last year. Can you maybe talk a bit more about ways to leverage technology to drive greater dock efficiency and productivity?

Frederick Holzgrefe

Sure. So, first and foremost, our focus with our operations team is to make sure we deliver the freight, take good care of it, so no claims. And part of that, obviously, dock team is critical to that. We're more focused on service than, say, cost productivity because, in the end, certainly, we'll have a little bit of tailwind as we get a little bit more efficient with our dock productivity, we'll see that. I don't know if that'll be a huge call out for our OR improvement into next year. But what will be the OR improvement in next year is going to be driven by pricing and our ability to service customers. So the ops team can continue to get that done. That's most critical and that's most valuable to us.

So what we look at on our dock production, we have a technology that we've rolled out, and we continue to enhance our Pacer technology, which on the tablet for each one of our dock workers, they have basically a scorecard or a bar that tells them if they're on task or behind. And they can see that and their supervisors and the terminal managers can see that. So if there's somebody that maybe is not keeping pace or somebody that's new and has some uncertainty about performing their duties, there can be some intervention in real-time to influence those results. So that's a key part of rolling out technology and hopefully drive a little bit of dock productivity there and we'll continue to do that and look for ways to enhance it. But ultimately, first and foremost, they got to take care of the customers' freight and that's critical.

Operator

We'll take our next question from Jordan Alliger with Goldman Sachs.

Jordan Alliger

Just a question, again, on the labor front. Just thinking in terms of next year, and obviously, there's been a lot of inflationary pressures around wages. How is the best way to think about 2022? Is it best to look at it like compensation per ton growth or just rate of change year-over-year relative to revenues, if you could give me some sense?

Douglas Col

Well, this year, keep in mind, we've got two wage increases this year, one in January and then another one in mid-August. So at the moment, we wouldn't foresee two of those next year. But I think the right way is just to think about the percentage range increase we've seen over the last few years, which is 3.5% to 4.5% it feels like with pure wage inflation and on that same line, you've got benefits inflation, which has been low double-digit year-in and year-out. That's probably right way to think about it just off of this year's base run rate of expense.

Operator

We will take our next question from Allison Poliniak of Wells Fargo.

Allison Poliniak

Just want to go back to the conversation of the new terminals. It sounds like, Fritz, your comments that the expected new terminals are certainly starting off in a more favorable position versus some of the older ones, since they're not impacting at OR. But how should we think about it maybe past that first year in terms of additive to that sort of OR expansion? Does that start to accelerate to some extent as those new terminals become more productive?

Frederick Holzgrefe

Yes, that's kind of how you think about it as they become more efficient. And I think the other critical part about those terminals is that this is about moving closer to the customers. So there's embedded cost savings in there. More significantly, when you're close to the customer, you can provide that service that the customer expects, that reach that they expect. So it does longer-term provide us, not only OR expansion opportunities, but then it also supports further pricing and differentiated service versus our competition.

Douglas Col

I think the best example, too, Allison, for that is if you just think about the Northeast, we started our expansion up there in 2017 and it took us a couple of years to get to breakeven. I'll tell you another couple of years into it, that region is operating sub 90. So once you get that kind of base built as we continue to drop terminals in, as we've been doing up there, it's very much a contributing factor to the improvement we're seeing.

Allison Poliniak

Got it. And then just on the balance sheet, obviously, a favorable leverage position here. Understanding you're certainly in a growth mode and obviously, some cyclicality in the business longer term. How should we think about what that optimal leverage range is or how are you guys thinking about that optimal leverage range for the business here?

Douglas Col

Well, we don't think about it a whole lot. I mean, we're in a strong cash-generating position. So we'd like to have more opportunities on the real estate side, and we certainly could use the balance sheet to get aggressive there, but I think in terms of CapEx, there's a willingness on our end. I mean, we could see CapEx around 15% to 20% of revenue for the next couple of years, if we can put the right pieces together. But even at that rate, I think at the current run rate of profitability, we'd be able to cash flow that. So it's not really a question of what management is comfortable with, it's just that we don't really foresee an opportunity to have that opportunity to put something on the balance sheet.

Operator

We'll take our next question from Todd Fowler with KeyBanc Capital Markets.

Zachary Haggerty

This is Zach on for Todd. Just wanted to first ask about purchase transportation, I guess how should we think about that maybe moving into 2022? Is that something that probably stays elevated as a percentage of revenue in the first half and then trails off as new employees are brought onboard and productivity increases or just would like to hear your general thoughts there.

Douglas Col

Yes. I'd say just leave it at the first part of your question, it probably stays at that elevated level, and I'm not going to say it, it tails off. While we're in the growth mode like this, I mean, we're net adding drivers. But, as Fritz said, it's a challenge and we'd love to have more drivers. So I won't commit to it tailing down, but I think it's going to stay at this level through the first half, would be an okay assumption in your model.

Zachary Haggerty

Okay. That's helpful. And then just with terminals, do you guys have any visibility as to what the cadence could be on those adds in 2022? Should we assume maybe kind of a steady addition through the year or is it weighted one way or the other?

Frederick Holzgrefe

It's probably weighted a little bit to the second half, but that's kind of where we are right now in terms of getting some of the final touches and getting things in place, but I'd weight it to the second half.

Operator

We'll take our next question from Ken Hoexter of Bank of America.

Kenneth Hoexter

Nice job on the quarter and the ops. Just wanted to actually maybe just a follow-up to Zach's question there. Just how do you think strategically about in-sourcing line haul versus rail and truck? Obviously, I know you just mentioned on the employees, but maybe do you have a thought in terms of what you want to get that to a max level in terms of your outsourcing or kind of goals of bringing it back online?

Douglas Col

Yes. I mean we'd like to do as much of it internally as we can, but we also think about balancing the network. And if you've got imbalance, meaning a lot of head haul lane into a backhaul market, there's only so many of your drivers, you want to run in that direction. There's always going to be a need for PT and the way we view network connectivity. It's more than optimal right now, but it's not something that we can't manage through. So over time, I think as we build density and as there's more balance in the network, I think you naturally drift to more of it in-source. But we're in the growth mode now, and you're going to have some imbalance where you need to use it, and it makes sense.

Kenneth Hoexter

Perfect. And then you mentioned the 10 to 15 service centers, obviously, a lot of discussion on that. But what are your thoughts in terms of the ability to really scale it. Is that a pretty set 8% to 10% kind of per year or can you accelerate that or it's just the lead time planning multiple years? So you've just got a -- that's kind of more of fixed growth?

Frederick Holzgrefe

Just kind of give you some color around that. We have a team that's pretty focused on this, as you might expect. So we're building a pipeline that looks out two and three years. So I've got a pretty good idea of what not 2022, but 2023 might look like. We're kind of building that kind of cadence. Now if you watched this closely, if the opportunity presents itself, we'll accelerate, right? If we can do that and it fits and we can make that work. At the same time, this kind of organic strategy where, let's say, we get to the second half of the year and the kind of the world slows down or whatever, we can slow the cadence of this down as well.

That's what we like about this strategy. We could, as you can imagine, inventory a facility, meaning you don't open it, wait a year. I mean those sorts of things or you pull it forward, if you feel the timing is right or perhaps you're in a position where I'd really like to be is what we're saying if, hey, there's a customer opportunity or market opportunity. Let's move this thing forward because we can better serve a customer more rapidly. So it's a bit of a fluid number. We're real solid on 10 to 15. We know what that looks like, both for this year and into 2023 as well.

Kenneth Hoexter

Great. And then last one, just weight per shipment, I just want to clarify that. Is that just a factor of truckload overflow or is that a shifting kind of more fundamental shift of e-commerce moves and the like that are driving your weight per shipment?

Douglas Col

Yes. I'd think about it more in terms of our efforts around mix. There's a lot of that weight gain that's been just a function of us taking lighter weight shipments out, right? So that's part of what we call working on mix. So as you move the lighter weight shipments, if you're not able to get the revenue per shipment you need, maybe it's going a length of haul that doesn't make sense or something, some of those shipments have come out, and that's helped fuel the increase in the weight per shipment. I'd say there's less of it kind of each quarter that was truckload spillover that came about during the pandemic.

Operator

We'll take our next question from Stephanie Moore of Truist.

Stephanie Moore

I wanted to maybe touch on just on the top line trends in the quarter. And if you saw any particular industry verticals with outsized performance or the same token underperformance and really how you would characterize where we are with some of your industrial customers and just the recovery from kind of the depths of pandemic?

Douglas Col

Stephanie, I mean, in terms of geographically, obviously, the West Coast is still very, very strong markets for all of us. The Texas region, Houston’s had a nice quarter and nice activity levels down there. So I guess you could say some of that's energy related. Not any other real industrial call-outs. I mean, we've got markets just because of capacity where we're not able to serve all the ship to businesses there. So the industrial demand feels solid to us. I didn't see the GDP number out this morning, but to us, it still feels like a pretty solid backdrop moving into the end of the year and into next year. From a customer standpoint, that's what we hear.

Stephanie Moore

Great. And then on the other side of that, I think everything you're hearing is shaping up to be a pretty robust holiday season and a lot of e-commerce growth in particular. So maybe just if you view that this year versus prior years, you might be a little bit more exposed to some of these e-commerce-related shipments and the benefit that might have or what are some of these customers saying, just as we go into the holidays?

Douglas Col

Yes. I guess we're in a position probably to benefit somewhat from that growing trend of online buying and residential deliveries, but that's not really our space. We're an industrial freight hauler not as much retailer. It's probably a truckload carrier on dealing with the big-box retailers is probably in a better position to answer that. But I think LTL is in a good position to handle more of that. We just have to make sure we get paid for it.

Operator

We'll take our next question from Bruce Chan of Stifel.

Bruce Chan

Just a follow-up on the PT. Not sure if you gave the percentage breakdown between truck and rail. And then just on that rail, line haul component, conceptually, how are you thinking about that as a long-term part of your network? Does that number tick back up as rail service starts to improve or is there may be less room for that in your network as you're targeting some of these higher service levels?

Douglas Col

Yes. Historically, it's run about 60-40 in terms of the split of miles, that's 60 truck, 40 rail. This quarter, it was closer to 70 truck, 30 rail. So I think it will probably drift back to that normal historical 60-40 split. I mean, it's just so limited on now the capacity that you can get from a rail carrier. The service has been okay, you just can't get as much of it as you want. So in terms of our network, I think for quite a while, it's been a 60-40 kind of balance, and I guess that's where it will probably drift back to when we can get the rail capacity.

Operator

We'll take our last question from Amit Mehrotra with Deutsche Bank.

Amit Mehrotra

Sorry, I was hopping in between calls, but did you guys talk about the sale of the terminal in the quarter? I'm just wondering why that was a good sales candidate given you're trying to grow the footprint and are there any other opportunities to dispose of maybe smaller terminals as given some of the bigger ones you've added over the last year or so?

Frederick Holzgrefe

Yes. Amit, we moved into the Memphis facility, which is a significant increase, a little better position on that terminal. I think it's twice the size of what we exited. So the legacy facility in that market, we didn't need to keep it. So that one was one that led to the exit. I wouldn't interpret that anything beyond that was surplus. The new Memphis facility is well positioned in two important ways: One is it's a connection point for our line haul or a big break operation for us. And then it's well positioned to do a great job for the market that is Memphis.

So that's just sort of -- I don't call it, special situation, but it's kind of how that one developed. There could be some other markets where maybe it's a one terminal market and we go in and find something larger, and we exit an older facility, but that could happen. And frankly, I would expect that to happen over time. But in general, most markets, the big ones, the ones that have the big addressable markets, you'll see us adding additional facilities, there could be a scenario in which you exit a smaller one. If you got to Atlanta and you add it, we'll have three here, but maybe down the road, you grow to five and you say, well, maybe optimal is four or something like that. That could happen as well.

Operator

And that concludes our questions. I'll turn it back to Fritz for closing remarks.

Frederick Holzgrefe

Thank you, everyone, for participating in today's call and your interest in Saia's continuing growth story. We're really excited about 2022 and what that has in-store for us. And I feel like we've got the plan in place to execute and deliver results. So thank you all, and have a great day.

Operator

This concludes today's call. Thank you for your participation. You may now disconnect.